CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into and effective this 1st day of February 2010 (the “Effective Date”) by and between Foresight Capital Corporation, an Arizona corporation (“Consultant”), and BioAuthorize Holdings, Inc., a Nevada corporation (“Client”).

Recitals

A.  The Consultant is in the business of providing advisory and consulting services including investor relations, Corporate promotion and on-line communications, identifying and evaluating business alliances, strategic options, business combinations and merger and acquisition candidates, providing advice on financial structure and capitalization, provide introductions to professional analysts, money managers and capital raising intermediaries, and providing other value-added services for the benefit of Client.

B. Client is in the business of (i) the development and acquisition of applications for mobile handheld devices and (ii) the implementation of its developed technology solution for e-commerce transactions related to the delivery of voice-enabled payment authorization services to merchants and their customers in processing payments for purchases made over the Internet (the “Business”); and

C.  Client desires to engage Consultant, and Consultant desires to be engaged by Client upon the following terms and conditions.

Agreement

NOW THEREFORE, in consideration of the premises, the mutual promises contained herein and other good and valuable consideration, the parties agree as follows:

1.	Services. The Consultant shall provide services as reasonably requested by the Client as follows:

A.
Consultant shall assist and advise Client for the purpose of (i) developing an investor relations program for Client, (ii) securing sponsorship of at least two (2) market makers for Client’s shares of common stock which trade on the OTCBB, (iii) providing advice on financial structure and capitalization, (iv) provide introductions to professional analysts, money managers and capital raising intermediaries, and (v) such other services reasonably related to those set forth above as Client may request.  It is the intent of the parties that Consultant shall be the lead participant in directing the activities contemplated by this Section 1A.  Services shall not include any activities that may be deemed to be the offering, buying, selling or otherwise dealing or trading in securities issued by another person including Client or the giving of tax, legal, regulatory or other specialist advice.

B.
Consultant shall provide advice and assistance to Client in the preparation of executive summaries, business plans and models, financial pro formas and projections, and PowerPoint presentation materials reasonably necessary for performance of the activities set forth in Section 1A above (collectively Sections 1A and 1B are the “Services”).

C.
Consultant shall not be required to undertake duties not reasonably within the scope of advisory and consulting services in which it is generally engaged.  In the performance of its duties, Consultant shall provide Client with the benefits of its best judgment and efforts.  It is understood and acknowledged by the parties that the value of the Services is not measurable in a quantitative manner except as otherwise provided for herein, and Consultant shall be obligated to render the Services in good faith as shall be determined by Consultant.

2.
Due Diligence.  Consultant shall conduct a review and evaluation of Client, including its business, operations, properties, and financial condition, as reasonably required for performance of the Services (the “Due Diligence”).

3.
Term. Client hereby retains Consultant for a period of approximately (12) months from the Effective Date until February 1, 2011 (the “Term”), and this Agreement is renewable thereafter upon the written election of the Client upon terms and conditions agreed to by the parties.  At the conclusion of this Agreement, or its termination, all materials, data, documentation and information provided by the Client to Consultant shall be returned to the Client and Consultant shall deliver to the Client all completed, uncompleted and partially completed deliverables that are prepared through performance of the Services. All compensation due and owing for Services satisfactorily provided and completed through the date of termination shall be paid to Consultant immediately upon termination.

4.	Consulting Fee and Expenses. Client agrees to pay to Consultant a Consulting Fee payable in shares of the Company’s Common Stock as follows:

A.   Lump Sum Fee. A total of 1,000,000 unregistered and restricted shares of common stock of Client (the “Shares”) which shall be issued to Consultant promptly upon the Execution Date and shall be earned at the conclusion of each period as follows:

(1)           250,000 of the Shares on March 1, 2010;

(2)           68,182 of the Shares on the first day of each month beginning on April 1, 2010 and ending on February 1, 2011.

The Shares shall be held in escrow by Client and a certificate representing the corresponding number of the Shares for each period set forth above shall be released and delivered to Client upon full performance of the Services during each corresponding period.  Although issued at the Effective Date, the number of Shares for each corresponding period are only earned upon full performance at the conclusion of each period noted above and are not substantially vested prior to that time.   Consultant shall forfeit the number of Shares for each corresponding period upon failure to make full performance of the Services for such corresponding period.

B.    Monthly Retainer Amount.  A monthly retainer amount equal to $10,000 due in arrears at the conclusion of each monthly period beginning March 1, 2010 and ending February 1, 2011 (each a “Monthly Retainer”).  Notwithstanding the foregoing provision, Consultant acknowledges that as of the Effective Date, Client does not have the financial means to pay the Monthly Retainer in cash, and the parties agree that each unpaid Monthly Retainer shall be deferred and accrued until such time that Client, in its sole discretion, determines that it has the financial ability to make such payments.  Such deferral in payment of the Monthly Retainer shall not be an event of default under this Agreement.  Each Monthly Retainer shall be earned only upon full performance of the Services during each corresponding period. At Consultant’s election and in Consultant’s sole discretion, each Monthly Retainer may be paid in unregistered and restricted shares of Client’s Common Stock at the rate of one (1) share for each one (1) dollar of the Monthly Retainer due and owing (e.g. 10,000 shares per month).

C.    Expenses. Client shall reimburse the Consultant for all out of pocket expenses reasonably incurred in connection with performance of the Services described in Paragraph 2 including, but not limited to, professional time, travel expenses, computer services, research, and printing. Consultant shall seek pre-approval of all travel and professional expenses that exceed $300 in the aggregate prior to incurring such expenses.  Consultant shall provide the Client with a statement of such expenses and shall be reimbursed at Consultant’s election in unregistered and restricted shares of Client’s Common Stock at the rate of one (1) share for each one (1) dollar of expense or in cash at the time that Client, in its sole discretion, determines that it has the financial ability to make a cash payment for the expenses.  It is estimated that expenses could be as much as $300.  Expenses are paid in addition to the Consulting Fees as set forth above. At Client’s election and in Client’s sole discretion, all Expenses may be paid in shares of Client’s Common Stock.

5.	Investor Representation Letter. With regard to the Shares to be issued to Consultant, Consultant agrees to execute the Investor Representation Letter in form attached hereto as Exhibit A.

6.
Confidentiality and Nondisclosure.  Consultant agrees to use all non-public information provided to it by or on behalf of the Client hereunder solely for the purpose of providing the services and deliverables which are the subject of this letter Agreement and to treat all such information confidentially, provided that nothing herein shall prevent Consultant from disclosing any such information with the Client’s prior written consent (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, (ii) upon the request or demand of any regulatory authority having jurisdiction over Consultant or any of its affiliates, (iii) to the extent that such information becomes publicly available other than by reason of disclosure by Consultant or was or becomes available to Consultant or its affiliates from a source which is not known by Consultant to be subject to a confidentiality obligation to the Client, or (iv) to Consultant's affiliates and its and their respective employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the services and deliverables under this Agreement. Consultant accepts responsibility for compliance by the persons referred to in clause (iv) above with the provisions of this paragraph.

7.
Binding Effect, Assignment.  The terms and provisions of this Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their permitted successors and assigns.  Any attempted assignment of this Agreement shall be void and of no effect unless the written consent of the other party is obtained prior to such assignment.

8.
Governing Law and Dispute Resolution.  This Agreement shall be interpreted and construed in accordance with the laws of the State of Arizona.  The parties, their heirs, agents and any other persons having or claiming to have a legal or beneficial interest in this Agreement, including court-appointed trustees and receivers agree to settle by arbitration any controversy between or among them and/or any of their parents, subsidiaries, affiliates, officers, directors, employees or agents relating to this Agreement, including any controversy over the arbitrability of a dispute.

Such arbitration will be conducted by, and according to the rules and regulations then in effect of, the American Arbitration Association (AAA) in Phoenix, Arizona.  If arbitration before the AAA is unavailable or impossible for any reason, then the parties agree to have a court of competent jurisdiction appoint a single arbitrator to resolve any and all disputes or controversies between or among them.  Each party shall bear its own initial arbitration costs, which are determined by the rules and regulations of the arbitration forum.  In the event of financial hardship, the arbitration forum may waive certain costs in accordance with such rules.  At the conclusion of the hearing, the arbitrators will decide to assess the costs of the arbitration among the parties.

Any award the arbitrator makes shall be final and binding, and judgment on it may be entered in any court having jurisdiction.  This arbitration provision shall be enforced and interpreted in accordance with applicable federal laws of the United States, including the Federal Arbitration Act.  Any costs, fees or taxes involved in enforcing the award shall be fully assessed against and paid by the party resisting enforcement of said award.

All notices from one party to the other involving arbitration shall be considered to have been fully given when so served, mailed by first-class, certified or registered mail, or otherwise given by other commercially accepted medium of written notification.

9.
Notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed given if sent by first class mail, registered or certified postage prepaid, or delivered in person or by facsimile transmission (with the mailing of the original thereof within one (1) business day thereafter), addressed as follows:

Foresight Capital Corporation	BioAuthorize Holdings, Inc.
10129 N.119th Street	15849 N. 71st Street, Suite 216
Scottsdale, AZ 88289	Scottsdale, AZ 85254-2179
Attn: Michael Wilhelm	Attn: Yada Schneider
Facsimile No. 480-922-4781	Facsimile No. ______

10.
Modification Waiver.  This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof.  This Agreement may only be modified by a writing signed by both parties.  No waiver of any provision of this Agreement shall be deemed to constitute a waiver of any other provision hereof and any such waiver shall not constitute a continuing waiver.

11.	Headings. Paragraph heading are for convenience of reference only and shall not be considered part of this Agreement.

12.	Severability. If any one or more provisions of this Agreement is declared to be void by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect.

13.
Attorney’s Fees.  If either party institutes legal proceedings against the other arising out of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees and costs of litigation as fixed by the court or arbitrator in such action.

14.	Third Parties. This Agreement is for the exclusive benefit of the parties hereto and their permitted successors and assigns. No benefit is intended to be conferred upon any other person whatsoever.

15.
Facsimile Execution and Counterparts.   For the convenience of the parties, this Agreement may be executed and delivered by facsimile transmission of the signature(s) of such party(ies) and shall be binding upon such party by such facsimile transmission of a manually signed copy of this Agreement to the other party. This Agreement and any amendments hereto may be executed in any number of counterparts, all of which together shall constitute a single, original instrument.

16.
Indemnification.  The Client agrees to indemnify and hold Consultant harmless from and against any losses, claims, damages, or liabilities (or actions, including security holder actions, in respect thereof) related to or arising out of Consultant’s engagement hereunder or Consultant’s role in connection herewith, and will reimburse Consultant for all reasonable expenses (including reasonable legal fees) as they are incurred by Consultant in connection with investigating, preparing for or defending any such action or claim, whether or not in connection with pending or threatened litigation in which Consultant is a party.

17.
Matters Relating to Engagement.  The Client acknowledges that Consultant has been retained solely to provide the Services set forth in this Agreement.  In rendering such Services, Consultant shall act as an independent contractor, and any duties of Consultant arising out of its engagement hereunder shall be owed solely to the Client.  The Client further acknowledges that Consultant may perform certain of the Services described herein through one or more of its affiliates with the Client’s prior written consent which shall not be unreasonably withheld, and such affiliates shall be entitled to the benefits of this Agreement. Client acknowledges that Consultant is in the business of providing advisory and consulting services to others.  Nothing in this Agreement shall be construed to limit or restrict Consultant in conducting such advisory and consulting services to others.  The Client further acknowledges that Consultant may exercise powers and otherwise perform its functions in connection with fiduciary or other relationships it may have with entities that may have affiliations with Client, subject to its relationships with the Client hereunder.

18.
Authority to Perform and Authorization.  The Client hereby represents and warrants (i) that it is duly organized and validly existing under the laws of the jurisdiction of its creation with full power and authority to conduct business as it is presently being conducted, and to own or lease, as applicable, its assets and properties, (ii) that it is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a material adverse effect on the Client, and (iii) that it has full power and authority to enter into this Agreement including the performance of the obligations hereunder and has taken all action necessary to carry out the transactions contemplated under this Agreement.

19.	Survival. The provisions of Sections 4B, 6, 7 and 8 shall survive any termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

Consultant:		Client:

Foresight Capital Corporation,		BioAuthorize Holdings, Inc.,
an Arizona corporation		a Nevada corporation

By:	/s/ Michael Wilhelm	By:	/s/ Yada Schneider
	Michael Wilhelm		Yada Schneider
	President		President & CEO

[Executed on February 11, 2010]

Exhibit A

Investor Representation Letter

This Investor Representation Letter is dated effective this 1st day of February 2010.  BioAuthorize Holdings, Inc., a Nevada corporation, (the “Company”) has entered into a Consulting Services Agreement with Foresight Capital, Inc., an Arizona corporation, dated February 1, 2010 (the “Agreement”) with regard to the performance of certain consulting services as set forth in the Agreement.  Under provisions of the Agreement, the Company agrees to compensate Consultant for performance of the consulting services by issuing shares of the Company’s Common Stock on the terms and conditions set forth in the Agreement (the “Shares”).

As a condition to the Company issuing the Shares to Consultant, Consultant represents and warrants as follows:

(a) Respecting the Company, its business, plans and financial condition, and any other matters relating to issuance of the Shares: the Consultant has received all materials which have been requested by the Consultant including copies of the most recent report filed by the Company with the Securities and Exchange Commission on Form 10-K for the year ending December 31, 2009 and on Form 10-Q for the interim period ending September 30, 2009; has had a reasonable opportunity to ask questions of the Company and its representatives; and the Company has answered all inquiries that the Consultant or the Consultant's representatives have put to it.  The Company undertakes no obligation to update, review or revise any forward-looking statements to reflect any change in the Company's expectations or any change in events, conditions, circumstances or assumptions on which any such statements are based. The Consultant has had access to all additional information necessary to verify the accuracy of the information set forth in this Agreement and any other materials furnished herewith, and has taken all the steps necessary to evaluate the merits and risks of an investment as proposed hereunder.
(b) The Consultant is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933 (the “Act”), and Consultant is experienced in evaluating and investing in newly organized technology companies such as the Company. The Consultant has such knowledge and experience in financial and business matters to enable the Consultant to evaluate the merits and risks of an investment in the Shares, to make an informed investment decision with respect thereto, and can afford to bear such risks, including, without limitation, the risks of losing its entire investment in the Shares.
(c) The Consultant acknowledges, agrees and recognizes that neither the Company nor any of its affiliates or agents or consultants have made any representation or warranty concerning the Company's financial results, upon which the Consultant is relying in accepting the issuance of the Shares.  The Consultant is subscribing for the Shares based solely upon the Consultant's own independent analysis of the Company's business and the historical financial information provided.

(d) The Consultant is aware that the Shares have not been registered under the Act, that the Shares will be issued on the basis of the statutory exemption provided by Section 4(2) of the Act or Regulation D promulgated thereunder, or both, relating to transactions by an issuer not involving any public offering and under similar exemptions under certain state securities laws, that this transaction has not been reviewed by, passed on or submitted to any Federal or state agency or self-regulatory organization where an exemption is being relied upon, and that the Company's reliance thereon is based in part upon the representations made by the Consultant in this Investor Representation Letter. The Consultant acknowledges that the Consultant has been informed by the Company, or is otherwise familiar with, the nature of the limitations imposed by the Act (and applicable state securities laws) and the rules and regulations thereunder on the transfer of securities. In particular, the Consultant agrees that no sale, assignment or transfer of any of the Shares shall be valid or effective, and the Company shall not be required to give any effect to such sale, assignment or transfer, unless (i) such sale, assignment or transfer is registered under the Act (and applicable state securities laws), it being understood that the Shares are not currently registered for sale and that the Company has no obligation or intention to so register the Shares, except as contemplated hereunder or (ii) the Shares is sold, assigned or transferred in accordance with all the requirements and limitations of Rule 144 under the Act, it being understood that Rule 144 is not available at the present time for the sale of the Shares, or (iii) such sale, assignment or transfer is otherwise exempt from the registration under the Act (and applicable state securities laws). The Consultant further understands that an opinion of counsel and other documents may be required to transfer the Shares. The Consultant acknowledges that the certificates evidencing the Shares shall bear the following, or a substantially similar legend, and such other legends as may be required by state blue-sky laws:
    "The securities represented by this certificate have not been registered under the Securities Act of 1933, or any state securities laws and neither such securities nor any interest therein may be offered, sold, pledged, assigned or otherwise transferred unless (1) a registration statement with respect thereto is effective under the Act and any applicable state securities laws, or (2) the Company receives an opinion of counsel to the holder of such securities, which counsel and opinion are reasonably satisfactory to the Company, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Act or applicable state securities laws."
(e) The Consultant is acquiring the Shares for investment for its own account and not with the view to, or for resale in connection with, any distribution thereof or the granting of any participation therein, and has no present intention of distributing or selling to others any of such interest or granting participations therein.
(f) The Consultant acknowledges that a limited trading market for the Company's Common Stock and the Shares presently exists and it is uncertain that a more active market for the Common Stock or the Shares will develop in the future, and that the Consultant may find it impossible to liquidate the investment at a time when it may be desirable to do so, or at any other time.
(g) The Consultant is not subscribing for the Shares because of or following any advertisement, article, notice or other communication published in any newspaper, magazine or internet site or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation or a subscription by a person other than a representative of the Company.
(h) The Consultant is not relying on the Company with respect to the tax and other economic considerations of an investment in the Shares.

(i) The Consultant acknowledges that the representations, warranties and agreements made by the Consultant herein shall survive the execution and delivery of this Investor Representation Letter.
(j) All action (if any) on the part of the Consultant necessary for the authorization, execution, delivery and performance by the Consultant of this Investor Representation Letter has been taken, and this Agreement constitutes a valid and binding obligation of the Consultant, enforceable in accordance with its terms.
(k) There are no registration rights for the Shares.

Consultant:

Foresight Capital, Inc.,
an Arizona corporation

By:	/s/ Michael K. Wilhelm
Michael K. Wilhelm

Its:        President & CEO